Exhibit 5.1

February 11, 2020
Blue Bird Corporation
3920 Arkwright Road
2nd Floor
Macon, Georgia 31210

Re:    Registration Statement on Form S-3
Ladies and Gentlemen:

We have acted as counsel to Blue Bird Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of an aggregate of 11,030,150 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by a security holder of the Company (including its donees, pledgees, transferees or other successors-in-interest).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation and By-Laws of the Company, (iii) the Registration Rights Agreement, dated as of February 24, 2015, by and among the Company, The Traxis Group B.V. (“Traxis”) and the investors named therein, (iv) the Purchase and Sale Agreement, dated as of May 26, 2016, by and among the Company, Traxis and ASP BB Holdings LLC, a Delaware limited liability company, and (v) certain resolutions adopted by the Board of Directors of the Company.

We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined. As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, officers or representatives of the Company and others.
Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable.
The opinion expressed herein is limited to the applicable provisions of the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, each as currently in effect.
The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which is contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lowenstein Sandler LLP